Exhibit 99.1

[Bowater Logo]                                         Bowater Incorporated

                                                        Deborah L. Humphrey
                                       Director of Corporate Communications
                                                     55 East Camperdown Way
                                                       Post Office Box 1028
                                                  Greenville, SC 29602-1028
                                                        Phone: 864/282-9571
                                                          Fax: 864/282-9594
                                        For Additional Information Contact:


                                                           Analyst contact:
                                                            James H. Dorton
                                                             (864) 282-9500

FOR IMMEDIATE RELEASE
FRIDAY, JULY 24, 1998


                    BOWATER COMPLETES AVENOR ACQUISITION

GREENVILLE, SC - Bowater Incorporated (NYSE:BOW) announced today that it has completed the acquisition of Avenor Inc. for C$3.54 billion (US$2.37 billion) in total consideration, including assumed debt. In the aggregate, 50 percent will be paid in cash and 50 percent in stock. The acquisition price represented C$35.00 (US$23.46) per Avenor common share.

Bowater Incorporated, headquartered in Greenville, SC, is a global leader in newsprint, and also makes coated and uncoated groundwood papers, bleached kraft pulp and lumber products. With the completion of Avenor acquisition, it has 12 pulp and paper mills in the United States, Canada and Korea. These operations are supported by more than 4 million acres of timberlands owned in the United States and Canada and over 18 million acres of timber cutting rights in Canada. Bowater common stock is listed on the New York Stock Exchange, U.S. regional exchanges and the London Stock Exchange. A special class of stock exchangeable into Bowater shares has been approved for listing on the Toronto and Montreal exchanges.


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Please see attached addendum.


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Bowater Incorporated, headquartered in Greenville, SC, is a global leader in newsprint, and also makes coated and uncoated groundwood papers, bleached kraft pulp and lumber products. With the completion of Avenor acquisition, it will have 12 pulp and paper mills in the United States, Canada and Korea. These operations are supported by more than 4 million acres of timberlands owned in the United States and Canada and over 18 million acres of timber cutting rights in Canada. Bowater common stock is listed on the New York Stock Exchange, U.S. regional exchanges and the London Stock Exchange. A special class of stock exchangeable into Bowater shares will be listed on the Toronto and Montreal exchanges.


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